UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On February 10, 2022, Macellum Badger issued the following press release:

Macellum Nominates Ten Highly Qualified and Independent Candidates for Election to the Kohl’s Board of Directors

Issues Letter Regarding the Need for Substantial and Urgent Boardroom Change Following the Company’s Most Recent Anti-Shareholder Actions

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today announced that it has nominated a slate of ten highly qualified and independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). In connection with its nomination, Macellum issued an open letter to fellow shareholders.

***

Fellow Shareholders,

In the wake of the troubling press release issued by Kohl’s last Friday, we are convinced – now more than ever – that a majority of the Company’s Board needs to be refreshed. The Board’s decision to hastily reject at least two recent expressions of interest to acquire the Company, both of which included sizable premiums, suggests it is no longer operating with impartiality and objectivity. The fact that the Board simultaneously adopted what appears to be an onerous, two-tiered poison pill indicates to us it is also no longer prioritizing shareholders’ interests. In our view, any directors that support such patently anti-shareholder maneuvers cannot be trusted to credibly evaluate potentially value-maximizing alternatives versus management’s perpetually ineffective plans.

As noted last week, we doubt that prospective acquirers were given adequate consideration or enough access to management, data rooms and information required to inform upward adjustments to bids. After all, the Company only confirmed receipt of the expressions of interest late last month. We also doubt that the Board has been directing its bankers to aggressively canvass the market and initiate substantive conversations with additional suitors. To the contrary, it seems to us the Board is doing everything in its power to chill a normal-course sale process and quell interest from other bidders during what we view as a unique window of opportunity.

With reports now swirling about the Company’s jet recently flying to Seattle, Washington, where Amazon is headquartered, we hope the incumbents are not losing sight of their fiduciary duties. We need to question whether the Board is fully cognizant of its obligations given it has yet to announce the Company will run an open, fair and fulsome process to evaluate all potential offers that could maximize value for shareholders. We believe anything short of that, including the prospective pursuit of a sweetheart deal that unjustifiably favors existing executives and directors, simply validates our view that the Company’s current leadership is putting its own interests before shareholders’ interests.

We feel compelled to share our blunt concerns because the Board’s approach to honoring its fiduciary duties leaves a lot to be desired. Notably, the poison pill adopted by the Board seems like it was structured to chill a sale process. The pill prevents a potential acquirer from bringing an offer directly to shareholders without risking substantial dilution. In fact, simply announcing an intent to commence a tender offer (as opposed to consummating one) triggers the pill. While the Board may claim it has built in a “qualified offer” exception, the numerous requirements to be deemed a “qualified offer” all but ensure that no unsolicited offer will ever be made. The requirements include that an offer must be fully-financed with committed capital, not subject to any due diligence and not arbitrarily deemed “inadequate” by the Company’s retained investment bank. To add insult to injury, the Board has also not committed to submitting the pill for shareholder approval, despite having an opportunity to do so at the upcoming Annual Meeting.

On the heels of its brazen actions and following another year of underperformance, the Board is still telling shareholders to patiently wait until next month’s analyst day to learn about what is likely to be the latest in a long line of unsuccessful plans prepared by management and overseen by the Board. We find it incredibly arrogant for the Board to tell shareholders to sit idly by as long-tenured officers and directors, who have presided over years of underperformance, waste time and resources coming up with another strategy to try to justify their control. It is important to remember that until we issued our press release on January 18, 2022 and Acacia Research Corporation submitted a proposal to acquire Kohl’s days later, the Company had underperformed both the S&P 500 and SPDR S&P Retail ETF over the one-year, three-year, five-year and ten-year periods.1

We are equally disturbed to see lame duck Chairman Frank Sica, who is not standing for reelection this year as a result of our 2021 settlement with Kohl’s, continue to speak on behalf of the Board. It is alarming that the Company has designated an outgoing Chairman with a 34-year tenure as the voice of the future. If anything, we view Mr. Sica as a symbol of the entrenchment and obstructionism that must be removed from the Board.

Given the growing list of issues and red flags in the boardroom, we believe substantial and urgent change is needed. Kohl’s is at a pivotal inflection point now that it has a window to source and consider potentially value-maximizing acquisition proposals – a window that will not be open indefinitely as the market environment and macro circumstances evolve. That is why we are nominating a slate of ten highly qualified and independent director candidates for election at this year’s Annual Meeting. Our slate possesses the right mix of corporate governance acumen, consumer and retail expertise, mergers and acquisitions experience, and independent ownership perspectives.

If elected, our nominees will bring fresh viewpoints and open minds to the Board. They will also bring a firm commitment to assessing all paths to maximizing value for shareholders. This means evaluating sale opportunities relative to a new strategic, operational and financial plan for pursuing market share growth and enhanced earnings. After more than two decades of stagnation at Kohl’s, it is long past time for a reconstituted Board to have an opportunity to pursue superior value.

Naturally, we anticipate the current Board and management will defensively adopt aspects of our platform at next month’s analyst day. We expect a long, platitude-filled presentation that is short on detailed specifics, but full of promises regarding top-line growth, margin expansion, real estate sales, balance sheet optimization and greater share repurchases. We contend, however, that relying on the Company’s present Board and executive team to finally deliver on promises would be akin to doubling down after a string of already bad bets.

Keep in mind that Kohl’s has not generated same-store sales growth for a decade. After failing to grow sales versus 2019, when trillions of government stimulus had been pumped into the economy and multiple competitors shut down, we certainly do not trust current leadership to deliver on any long-term targets set next month. We are equally skeptical of any attempts by leadership to rationalize the balance sheet and monetize real estate. Do not forget that the Board, which now appears to be botching a sale process, summarily rejected our calls for these logical steps last year.

1 Underperformance reflects Macellum’s analysis as of January 14, 2022, one trading day prior to Macellum’s press release.

In sum, the time for substantial boardroom change at Kohl’s has come. We fear the opportunities in front of the Company right now may not exist a year from now. Our nominees are the right directors at the right time:

George Brokaw

Mr. Brokaw possesses extensive experience in investment banking, mergers and acquisitions and the broader capital markets. He also has valuable experience serving on the boards of directors of public companies across sectors. We believe Mr. Brokaw's background as an investment banker, investor and director can help the Board run a credible sale process and explore all paths to enhanced value creation.

•	Currently a director at DISH Network Corporation (NASDAQ: DISH), CTO Realty Growth, Inc. (NYSE: CTO) and Alico, Inc. (NASDAQ: ALCO).

•	Former Managing Director (Mergers & Acquisitions) at Lazard Frères & Co. LLC, where he advised a variety of companies on successful transactions.
•	Former Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC and former Managing Director and Head of Private Equity at Perry Capital, LLC.

•	Received a Bachelor of Arts from Yale University and a J.D. and M.B.A from the University of Virginia, and is a member of the New York Bar.

Jonathan Duskin

Mr. Duskin brings capital markets acumen, significant retail sector investing experience and independent shareholder perspectives to the Macellum slate. He also previously worked as an investment banker. We believe he has the right background to help the Board pursue and evaluate all paths to maximizing value for shareholders.

•	Chief Executive Officer of Macellum Capital Management, an investment management firm, with more than 20 years of experience investing in retail and consumer sectors.

•	Former Managing Director at Prentice Capital Management, LP and Managing Director at S.A.C. Capital Associates LLC.

•	Former Chairman of the Investment Committee in the Research Department at Lehman Brothers Inc.

•	Currently serves on the Board of Directors of Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends.

•	Holds a Bachelor of Arts from The University of Massachusetts Amherst.

Francis Ken Duane

Mr. Duane has more than three decades of experience as a C-suite executive at leading public companies in the retail industry. We believe he has the right background to help management establish a new strategic plan that pursues greater operational efficiency, more aligned executive compensation and a properly optimized balance sheet.

•	Former Executive Vice Chairman at PVH Corp. (NYSE: PVH), one of the world's largest fashion companies owning brands such as Tommy Hilfiger, Warner's, Olga and True & Co., where he helped grow revenues from $1 billion to $10 billion and led the development and launch of Calvin Klein, which currently represents nearly 50% of PVH Corp.'s total revenue.

•	At PVH Corp., Mr. Duane was the former Chief Executive Officer of Heritage Brands and former President of IZOD.

•	Former President, Worldwide of Guess?, Inc. (NYSE: GES) and former senior executive at Nautica Enterprises, Inc. (formerly NASDAQ: NAUT), Hugo Boss AG and Burberry Group plc.

•	Previously served on the Board of Governors of GS1 US, an information standards organization that brings industry communities together to solve supply chain problems, and on the Board of Directors of Ariat International, Inc., a leading manufacturer of innovative performance equestrian footwear, apparel and belts.

•	Holds a Bachelor of Science and Honorary Doctorate from Merrimack College.

Pamela J. Edwards

Ms. Edwards possesses business and financial planning expertise and extensive executive-level experience in finance, strategy and operations across a variety of retail brands and sectors. We believe she has the right background to help improve the Company's balance sheet and objectively assess standalone strategic growth plans.

•	Chief Financial Officer and Executive Vice President of Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends (retiring from CTRN in April 2022).

•	Former executive at L Brands Inc. (n/k/a Bath & Body Works, Inc. (NYSE: BBWI)), one of the world’s leading specialty retailers, where she held C-level roles at Mast Global, Victoria’s Secret (n/k/a Victoria’s Secret & Co. (NYSE: VSCO)) – where she established a business strategy that contributed to the ~$7 billion brand achieving 50% profit growth – and Express (n/k/a Express, Inc. (NYSE: EXPR)).

•	Currently serves on the Board of Directors of Neiman Marcus Group, LLC, an American chain of luxury department stores, where she serves as Chair of the Audit Committee.

•	Was named one of Savoy Magazine’s 2021 Most Influential Black Corporate Directors.

•	Holds a Bachelor of Science from Florida A&M University and an M.B.A from the Fuqua School of Business at Duke University.

Stacy Hawkins

Ms. Hawkins has comprehensive experience as a diversity consultant across multiple sectors, vast legal expertise and a strong knowledge of public company governance. We believe she has the right background to help the Board meaningfully improve its diversity initiatives – particularly in the senior management ranks – as well as enhance its corporate governance practices and executive compensation policies and objectively diligence all available strategic alternatives.

•	Vice Dean of Rutgers Law School, the largest public law school in the Northeast, and has served as a Professor of Law at Rutgers since 2018, as well as an independent diversity and employment practices consultant since 2007.

•	Previously held roles in diversity counseling at Ballard Spahr Andrews & Ingersoll, LLP, Holland & Knight LLP and Littler Mendelson, PC, a U.S.-based law firm that handles labor and employment litigation.

•	Holds a Bachelor of Arts from the University of Virginia and a J.D. from the Georgetown University Law Center.

Jeffrey A. Kantor

Mr. Kantor possesses nearly 40 years of experience in the retail industry, where he oversaw merchandising, planning, private label development, on-line, retail and stores. We believe he has the right background to help the Board turn around the Company's continued underperformance, pursue strategic and business improvements and earn back market share.

•	Former senior executive at Macy’s, Inc. (NYSE: M), an American department store chain, including as Chief Merchandising Officer and Chief Stores Officer.

•	Former Chairman of Macys.com, Macy's ecommerce division, and Chief Executive Officer and President of the Hecht’s Company, a large chain of department stores.

•	Currently serves as President of JAK Consulting, a consulting services firm focused on retail and wholesale business strategy, and on the Board of Directors of Ronald McDonald House New York, a children’s charity that provides temporary accommodation for medical patients.

•	Holds a Bachelor of Business Administration from The University of Massachusetts Amherst.

Perry M. Mandarino

Mr. Mandarino is a proven investment banker with relevant experience advising stakeholders on business and financial strategy across various industries, including retail and consumer. We believe he has the right background to help the Board capitalize on the Company's strong brand, significant value creation potential and ample real estate assets through a sale or improved standalone plan.

•	Co-Head of Investment Banking, Head of Restructuring and Senior Managing Director of B. Riley Securities, Inc., a full-service investment bank and broker-dealer that provides corporate finance, sales, trading and equity research to institutional clients and that is a subsidiary of B. Riley Financial, Inc. (NASDAQ: RILY).

•	Former Partner and U.S. Practice Leader of Business Recovery Services for PricewaterhouseCoopers LLP and Senior Managing Director of Traxi LLC, where he provided audit, tax, corporate restructuring and consulting services to large corporations.

•	Has advised buyers and sellers of more than 30 retailers with an aggregate 5,500 store count as well as billions of dollars in revenue and value.

•	Currently serves on the Board of Directors of bebe stores, inc. (OTCMKTS: BEBE), a global specialty retailer of women’s apparel and accessories.

•	Holds a Bachelor of Science from Seton Hall University.

Cynthia S. Murray

Ms. Murray has significant executive expertise in the retail and apparel sector, with more than 20 years of experience leading business turnarounds, share price growth and long-term strategy. We believe she has the right background to help the Board properly oversee the Company's business operations and strategy.

•	Former President of Chico’s Brand, FAS, Inc. (NYSE: CHS), a women’s clothing chain, where she led consistent same-store sales growth in addition to dramatically higher profitability.

•	Former President of Full Beauty Brands, a plus size women’s and men’s apparel and home goods holding company.

•	Former executive at Talbots, Inc., a specialty retailer for women’s apparel, and Saks Off Fifth, an off-price division of Saks Fifth Avenue responsible for all women’s apparel.

•	Previously served on the Board of Directors of Francesca’s Collections prior to its initial public offering in 2011.

•	Currently serves as Founder and Chief Executive Officer of Stanmore Partners, a senior leadership consultancy for CEOs, private equity firms and start-ups.

•	Holds a Bachelor of Science from the Florida State University.

Kenneth D. Seipel

Mr. Seipel has a strong track record of helping grow and turn around retail companies, as well as Fortune 500 brands. We believe he has the right background to help the Board oversee enhancements to the Company's operations, including streamlining its value proposition, creating a compelling merchandise assortment and rationalizing distribution.

•	Former Chief Executive Officer of Gabriel Brothers, Inc. (n/k/a Gabe’s), a value department store retailer, where he led a turnaround resulting in rapid sales and profit growth.

•	Former President and Chief Operating Officer of Wet Seal, Inc. (n/k/a The Wet Seal, LLC), a fast fashion retailer and President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores.

•	Former Executive Vice President of Stores, Operations and Store Design of Old Navy, an American clothing and accessories company owned by Gap, Inc. (NYSE: GPS)

•	Currently serves as Principal of Retail Business Optimization LLC, a consulting firm focused on helping retailers optimize their business model execution, and on the Board of Directors of Citi Trends, Inc. (NASDAQ: CTRN), a growing specialty value retailer of apparel, accessories and home trends, and as Lead Independent Director of West Marine, Inc., where he oversaw massive value creation efforts.

•	Holds a Bachelor of Arts from the University of Wisconsin-Green Bay.

Craig M. Young

Mr. Young has strong real estate investment, mergers and acquisitions and capital markets experience. We believe he has the right background to help the Board evaluate sale opportunities or optimize the Company’s real estate relative to a new strategic, operational and financial plan.

•	Founder and Managing Principal of Tidewater Capital, LLC, a real estate private equity firm with approximately $1 billion of assets under management.

•	President of Chain of Lakes Capital, Inc., a venture investing platform.

•	Previously worked at JBG Companies, LLC (n/k/a JBG SMITH Properties) (NYSE: JBGS), a property investment company, Sembler Investments, a diversified real estate investment and development company, and Deutsche Bank AG (NYSE: DB).

•	Holds a Bachelor of Arts from Brown University and an M.B.A from Harvard Business School.

Thank you for your consideration. We look forward to sharing more detail pertaining to our slate’s analysis and strategic vision in the weeks to come.

Sincerely,

Jonathan Duskin

Managing Partner

Macellum Capital Management

***

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Certain Information Concerning the Participants

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel and Craig M. Young.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

As of the date hereof, none of George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel or Craig M. Young own beneficially or of record any securities of the Company.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

For Media:

Longacre Square Partners
Greg Marose / Casie Connolly / Bela Kirpalani, 646-386-0091
macellum@longacresquare.com